PRESS RELEASE                                              Source: Modavox, Inc.

                       MODAVOX ANNOUNCES NEW PROGRAM WITH
                  BEST-SELLING "MARS AND VENUS"AUTHOR JOHN GRAY
                             ON VOICEAMERICA NETWORK

      AUTHOR OF "MEN ARE FROM MARS, WOMEN ARE FROM VENUS" SIGNS ON WITH THE
                              VOICEAMERICA NETWORK

PHOENIX, AZ, OCTOBER 6, 2005 - Modavox, Inc. (OTCBB: MDVX), a producer and distributor of online streaming media content and home of the VoiceAmerica(TM) Network, announced that John Gray, author of MEN ARE FROM MARS, WOMEN ARE FROM VENUS, will host a VoiceAmerica internet talk radio series discussing relationships and wellness. Modavox will offer the series in 52-installments broadcast weekly and available on demand. With co-host Sherrie Nattrass, contributing writer for "Women's Health & Fitness," Dr Gray will discuss relationships, diet, exercise and communication. The series premieres in January.

Modavox Chairman and CEO, Robert Arkin, states: "For John Gray fans, whether in Peoria, Singapore or Timbuktu, this series will provide an engaging experience that embodies the richness of the Internet as an entertainment medium and introduces Modavox as a strong player with global reach, delivering compelling streaming media content to targeted communities worldwide."

John Gray is the author of 16 books including the all-time nonfiction best seller of the last decade, MEN ARE FROM MARS, WOMEN ARE FROM VENUS. His Mars Venus books have sold over 30 million copies in over 40 languages worldwide. His latest book, THE MARS & VENUS DIET & EXERCISE SOLUTION, examines the interaction of diet, exercise and communication on the production of healthy brain chemicals.

Modavox, Inc. (www.modavox.com), home of the VoiceAmerica(TM) Network (www.voiceamerica.com), is a digital media company that produces and distributes online audio and video streaming media content live and on demand to targeted communities worldwide. Through VoiceAmerica, Modavox is the leading producer and distributor of online, talk radio content, streaming over 140 programs weekly. Operating since 1999, VoiceAmerica has introduced new personalities, products and programs to a rapidly expanding online audience. Modavox is expanding its product offerings to include live and on demand corporate communications, distance learning, podcasting and webcasting.
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FORWARD-LOOKING STATEMENTS

This release contains certain "forward-looking statements" under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Modavox's actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in Modavox's filings with the Securities and Exchange Commission.

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